Wizzard Media Signs MOU with Leading Digital Media Distributor FAB, Inc.

Described as Best Buy meets iTunes meets Redbox - for all of China

PITTSBURGH, PA – August 9, 2011 - Wizzard Media (NYSE Amex: WZE), the world’s leading podcast digital media distribution network, today announced the signing of a material agreement to acquire 100% of the outstanding shares of Digital International Entertainment, Ltd. (“FAB”), a leading licenser and distributor of copyright-protected digital media content in China.

Founded in 2003, FAB is headquartered in Beijing and offers the largest selection in mainland China of copyrighted DVD’s, Blu-ray Discs, music CD’s, video games and downloadable digital content through three distribution channels – wholesale and retail, vending kiosks and internet stores.  FAB had unaudited fiscal 2010 revenues of US$55.5 million, up 42.5% from fiscal 2009 revenues of US$39.1 million.  Net income for fiscal 2010 was US$11.5 million, up 148.5% from net income of US$4.6 million in fiscal 2009.  For more information on FAB, please click here.

“We have been looking for the right international partner to help grow and monetize our digital media distribution business and with FAB we have found a high-growth company with outstanding leadership and innovative technology products uniquely positioned in the world’s largest consumer market,” said Chris Spencer, CEO of Wizzard Media.  “FAB is in the process of leveraging its well-known and reputable retail media brand into a growing online and kiosk-based media distribution network.  The best way to describe FAB is - Best Buy meets iTunes meets Redbox.  We believe FAB has the opportunity to dominate mobile digital entertainment delivery throughout China as it currently does through its wholesale and retail media distribution business.”

FAB’s Business:

FAB currently operates 3 flagship retail stores for media products – two in Beijing’s trendiest and most commercial districts, each over 32,000 square feet and one in the city of Chengdu, a metropolis of 11 million people in Western China.  The Beijing flagship stores are considered top venues for Mainland, Hong Kong, Taiwanese and South Korean stars to host their album and movie launch events.  FAB also provides media to thousands of retail outlets across China through its wholesale distribution service.

In addition to its rapidly growing flagship stores, FAB installs and franchises its proprietary, self-designed FAB Media Kiosks where consumers can download copyrighted music, video games and movies directly to their cell phones or other mobile devices.  FAB Media Kiosks can also run video ads on the high-tech LCD screens and accept payments for utility bills, metro cards, credit card bills, etc.  Currently, FAB has a network of 3,954 kiosks deployed throughout Beijing through over 1,000 franchisees and approximately 300,000 paying subscribers.

Other than retail stores and FAB Media Kiosks, FAB offers an e-commerce website www.fab123.com for consumers to purchase and download copyrighted digital entertainment content.

The FAB Media Kiosks have served to greatly enhance consumer ease-of-purchase while reducing the appeal of pirated content, positively transforming market dynamics in China for legitimate content and facilitating licensing opportunities with traditional media publishers who desire safe access to the world’s largest, fastest-growing consumer market.   Through Wizzard’s relationships with over 10,000 publishers of digital media, Management believes it can help grow the large library of available content offered through the FAB Media Kiosks while at the same time expand the FAB Media Kiosk Network to other targeted markets throughout the world.   Analysis of Wizzard’s download data and other audience trends strongly indicate a need to answer present and future global digital media delivery demands across all market segments especially where high-speed, mobile internet accessibility is inadequate to meet these demands.  The combined company plans to aggressively expand through internal growth and domestic and international acquisitions over the next two years to build a global distribution powerhouse for mobile digital entertainment.

“The combination with Wizzard represents a true win-win scenario that significantly expands the global reach and growth opportunities for both companies.  As a result of this transaction, Wizzard would instantly avail itself of FAB’s powerful digital media distribution channels in China, one of the world’s fastest-growing and biggest media markets, while simultaneously FAB would be in a position to benefit from Wizzard’s advanced media technologies and its U.S.-based media partners who want to access China and its massive consumer market,” said Mr. Zhang Hongcheng, FAB’s Founder, CEO, and founding chairman of the Anti-Piracy Alliance of China.  “Rolling a provider-friendly ‘iTunes-in-a-Kiosk’ style solution out to all parts of China was a logical next step, but FAB also recognizes the opportunity for global scale.  To realize optimal long-term growth beyond China, it is wise to partner with a Western digital media distributor, one with a proven track record of content publisher acquisition and the ability to reliably host and deliver massive amounts of content around the world.  We find Wizzard to be ideal in this regard.”

In return for 100% of the outstanding shares of FAB, Wizzard will issue 49% of its outstanding shares at the time of the closing to FAB and two new seats on the Board of Directors.  Additionally, FAB has the ability to acquire up to 78% of the outstanding shares of Wizzard upon meeting certain corporate governance and revenue milestones over the course of two years after closing.  The current U.S.-based management of Wizzard Media will remain including its CEO, CFO and President.  Mr. Zhang, founder and controlling shareholder of FAB, will be welcomed as Chairman of the Board upon the closing of the transaction.

As soon as practicable, Wizzard and FAB will form a joint integration team to fully assess the logistics of the combination and optimization of each company’s resources.

The transaction, which is expected to close by the end of 2011 and be immediately accretive to Wizzard’s non-GAAP earnings per share, is subject to substantial due diligence, approvals by each company’s shareholders, the satisfaction of customary closing conditions and regulatory approvals both in the U.S. and China.

FAB:

www.wizzardsoftware.com/fab.php

www.fab123.com

About Wizzard Media:

Wizzard Media provides podcast publishers with distribution and monetization services.  Our clients include Microsoft, National Geographic, Harvard Business Review, NPR and more than 10,000 others who use Wizzard Media products to measure their podcast audience, deliver popular audio and video entertainment and monetize their content through advertising and App sales and subscriptions.  In 2010, the Wizzard Media Network received over 1.64 billion podcast requests from approximately 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Zunes, Androids and many other devices and destinations.  We are part of a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.wizzardsoftware.com/media, email us at contact@wizzard.tv.

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